                                                                    EXHIBIT 13.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITOR'S REPORT
To the Shareholders of Florida Progress Corporation and Florida Power Corporation:

We have audited the accompanying consolidated balance sheets of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation, as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and common equity and comprehensive income for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the financial statements, we also have audited the financial statement schedules. These financial statements and financial statement schedules are the responsibility of the respective managements of Florida Progress Corporation and Florida Power Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Progress Corporation and subsidiaries, and Florida Power Corporation, as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
------------
KPMG LLP
St. Petersburg, Florida

January 20, 2000, except as to paragraph 1 of Note 2, which is as of March 3,
2000

                         FLORIDA PROGRESS CORPORATION
                       CONSOLIDATED FINANCIAL STATEMENTS


FLORIDA PROGRESS CORPORATION
Consolidated Statements of Income
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions, except per share amounts)

                                                                   1999           1998            1997
                                                               -----------     -----------     ----------
REVENUES:
   Electric utility                                           $   2,632.6      $  2,648.2      $ 2,448.4
   Diversified                                                    1,212.5           972.1          868.0
                                                              -----------      ----------      ---------

                                                                  3,845.1         3,620.3        3,316.4
EXPENSES:                                                     -----------      ----------      ---------
   Electric utility:
     Fuel                                                           596.0           595.7          458.1
     Purchased power                                                414.1           433.8          490.6
     Energy conservation costs                                       81.2            79.6           67.0
     Operation and maintenance                                      466.4           471.6          422.3
     Extended nuclear outage - O&M and replacement power costs         --             5.1          173.3
     Depreciation and amortization                                  347.5           347.1          325.9
     Taxes other than income taxes                                  203.1           203.6          193.6
                                                              -----------      ----------      ---------
                                                                  2,108.3         2,136.5        2,130.8
                                                              -----------      ----------      ---------
   Diversified:
     Cost of sales                                                1,072.3           827.2          753.9
     Loss related to life insurance subsidiary                       11.8              --           97.6
     Other                                                           77.8            56.3           60.4
                                                              -----------      ----------      ---------

                                                                  1,161.9           883.5          911.9
                                                              -----------      ----------      ---------

INCOME FROM OPERATIONS                                              574.9           600.3          273.7
                                                              -----------      ----------      ---------
INTEREST EXPENSE AND OTHER:
   Interest expense                                                 173.6           187.1          158.7
   Allowance for funds used during construction                      (7.2)          (16.9)          (9.7)
   Distributions on company obligated mandatorily
     redeemable preferred securities                                 15.2              --             --
   Other expense / (income), net                                    (13.3)            (.2)           4.0
                                                              -----------      ----------      ---------

                                                                    168.3           170.0          153.0
                                                              -----------      ----------      ---------

INCOME FROM OPERATIONS BEFORE INCOME TAXES                          406.6           430.3          120.7
     Income taxes                                                    91.7           148.6           66.4
                                                              -----------      ----------      ---------

NET INCOME                                                    $     314.9      $    281.7      $    54.3
                                                              ===========      ==========      ==========

AVERAGE SHARES OF COMMON STOCK OUTSTANDING                           98.1            97.1           97.1
                                                              ===========      ==========      ==========

EARNINGS PER AVERAGE COMMON SHARE
   (Basic and Diluted):                                       $      3.21      $     2.90      $     .56
                                                              ===========      ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Balance Sheets
December 31, 1999 and 1998
(Dollars in millions)

                                                                        1999           1998
                                                                    -----------   ------------
ASSETS

PROPERTY, PLANT AND EQUIPMENT:
   Electric utility plant in service and held for future use        $   6,784.8   $    6,307.8
   Less- Accumulated depreciation                                       2,923.8        2,716.0
         Accumulated decommissioning for nuclear plant                    285.0          254.8
         Accumulated dismantlement for fossil plants                      132.5          130.7
                                                                    -----------   ------------
                                                                        3,443.5        3,206.3
   Construction work in progress                                          139.7          378.3
   Nuclear fuel, net of amortization of $401.0
     in 1999 and $377.2 in 1998                                            68.7           45.9
                                                                    -----------   ------------
       Net electric utility plant                                       3,651.9        3,630.5

   Other property, at cost, net of depreciation of $275.0
     in 1999 and $234.6 in 1998                                           703.4          560.1
                                                                    -----------   ------------
                                                                        4,355.3        4,190.6
                                                                    -----------   ------------
CURRENT ASSETS:
   Cash and equivalents                                                     9.6            2.5
   Accounts receivable, less allowance for doubtful accounts of
     $5.8 in 1999 and $5.0 in 1998                                        420.6          413.4
   Inventories, primarily at average cost:
     Fuel                                                                 109.8           69.8
     Utility materials and supplies                                        90.8           83.3
     Diversified operations                                               175.9          137.0
   Deferred income taxes                                                   41.3           55.9
   Prepayments and other                                                  113.7           92.2
                                                                    -----------   ------------
                                                                          961.7          854.1
                                                                    -----------   ------------
DEFERRED CHARGES AND OTHER ASSETS:
   Costs deferred pursuant to regulation:
     Deferred purchased power contract termination costs                  297.8          321.0
     Other                                                                 94.0          113.6
   Investments in nuclear plant decommissioning fund                      377.2          332.1
   Goodwill                                                               171.1          139.8
   Joint ventures and partnerships                                         66.2           71.5
   Other                                                                  204.9          138.1
                                                                    -----------   ------------
                                                                        1,211.2        1,116.1
                                                                    -----------   ------------
                                                                    $   6,528.2   $    6,160.8
                                                                    ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Balance Sheets
December 31, 1999 and 1998
(Dollars in millions)

                                                                                    1999          1998
                                                                                ------------  ------------
CAPITAL AND LIABILITIES

COMMON STOCK EQUITY:
   Common stock without par value, 250,000,000 shares authorized,
     98,454,089 outstanding in 1999 and 97,336,826 in 1998                      $    1,267.3  $    1,221.1
   Retained earnings                                                                   741.8         640.9
   Other comprehensive income                                                            (.4)           --
                                                                                ------------  ------------

                                                                                     2,008.7       1,862.0
PREFERRED SECURITIES:
   Cumulative preferred stock of Florida Power without sinking funds                    33.5          33.5
   Company-obligated mandatorily redeemable quarterly income preferred securities (QUIPS) of a subsidiary trust holding solely Florida Progress
     guaranteed junior subordinated deferrable interest notes                          300.0            --

LONG-TERM DEBT                                                                       2,154.1       2,250.4
                                                                                ------------  ------------
TOTAL CAPITAL                                                                        4,496.3       4,145.9
                                                                                ------------  ------------
CURRENT LIABILITIES:
   Accounts payable                                                                    309.0         279.1
   Customers' deposits                                                                 105.6         104.1
   Taxes payable                                                                        10.3          10.1
   Accrued interest                                                                     77.4          70.4
   Overrecovered utility fuel costs                                                     31.6          22.2
   Other                                                                               112.4         104.6
                                                                                ------------  ------------
                                                                                       646.3         590.5
   Notes payable                                                                       153.1         236.2
   Current portion of long-term debt                                                   163.2         145.9
                                                                                ------------  ------------
                                                                                       962.6         972.6
                                                                                ------------  ------------
DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                                               565.3         595.4
   Unamortized investment tax credits                                                   70.0          77.8
   Other postretirement benefit costs                                                  123.1         116.1
   Other                                                                               310.9         253.0
                                                                                ------------  ------------
                                                                                     1,069.3       1,042.3
                                                                                ------------  ------------
COMMITMENTS AND CONTINGENCIES (Note 13)

                                                                                $    6,528.2  $    6,160.8
                                                                                ============  ============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Statements of Cash Flows
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions)

                                                                                 1999            1998            1997
                                                                               --------       ----------      ----------
OPERATING ACTIVITIES:
   Net income                                                                  $  314.9       $    281.7      $     54.3
   Adjustments for noncash items:
     Depreciation and amortization                                                446.2            424.6           364.2
     Extended nuclear outage - replacement power costs                               --               --            73.3
     Provision for loss on investment in life insurance subsidiary                 11.8               --            86.9
     Deferred income taxes and investment tax credits, net                        (38.4)            44.8           (30.7)
     Accrued postretirement benefit costs                                           7.0              8.7             8.6
   Changes in working capital, net of effects from sale or acquisition of businesses:

       Accounts receivable                                                        (16.9)            (2.5)         (108.3)
       Inventories                                                                (82.8)            51.1             2.2
       Overrecovered/underrecovered utility fuel costs                              9.4             51.7           (33.1)
       Accounts payable                                                            18.3             17.8            58.3
       Taxes payable                                                               16.0             (8.2)          (47.1)
       Prepayments and other                                                      (22.4)             3.1             1.2
   Other operating activities                                                      24.0              5.1            12.8
                                                                               --------       ----------      ----------
                                                                                  687.1            877.9           442.6
                                                                               --------       ----------      ----------

INVESTING ACTIVITIES:
   Property additions (including allowance for
     borrowed funds used during construction)                                    (574.0)          (543.3)         (513.6)
   Acquisition of businesses                                                      (55.9)          (206.6)          (32.7)
   Cogeneration facility and contract termination costs                              --               --          (445.0)
   Proceeds from sale of properties and businesses                                 29.1             40.6            24.3
   Proceeds from sale and leaseback                                                47.0            153.0              --
   Other investing activities                                                     (58.5)          (129.3)          (63.7)
                                                                               --------       ----------      ----------
                                                                                 (612.3)          (685.6)       (1,030.7)
                                                                               --------       ----------      ----------
FINANCING ACTIVITIES:
   Issuance of long-term debt                                                      50.0            259.1           482.8
   Repayment of long-term debt                                                   (144.4)          (275.1)          (34.9)
   Increase (decrease) in commercial paper with long-term support                 (16.5)              --           130.6
   Issuance of company obligated mandatorily redeemable preferred                 300.0               --              --
   securities
   Sale of common stock                                                            43.2             12.7              --
   Dividends paid on common stock                                                (214.0)          (207.8)         (203.8)
   Increase (decrease) in short-term debt                                         (83.1)            21.4           210.8
   Other financing activities                                                      (2.9)            (3.2)             .5
                                                                               --------       ----------      ----------
                                                                                  (67.7)          (192.9)          586.0
                                                                               --------       ----------      ----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                     7.1              (.6)           (2.1)
   Beginning cash and equivalents                                                   2.5              3.1             5.2
                                                                               --------       ----------      ----------
ENDING CASH AND EQUIVALENTS                                                    $    9.6       $      2.5      $      3.1
                                                                               ========       ==========      ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest (net of amount capitalized)                                      $  159.7       $    159.7      $    142.7
     Income taxes (net of refunds)                                             $  152.0       $    110.4      $    141.7

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Statements of Common Equity and Comprehensive Income
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions, except per share amounts)

                                                                                               Accumulated
                                                                                                  Other
                                                                     Common       Retained     Comprehensive
                                                       Total         Stock        Earnings        Income
                                                   ------------   ------------   -----------   ------------
Balance, December 31, 1996                         $    1,924.2   $    1,208.3   $     716.5   $        (.6)

Net income                                                 54.3                         54.3
Reversal of unrealized loss on marketable
  securities due to deconsolidation                          .6                                          .6
                                                   ------------   ------------   -----------   ------------
     Comprehensive income                                  54.9             --          54.3             .6
Common stock issued  - 55,772 shares                         .7             .7
Cash dividends on common stock ($2.10 per share)         (203.8)                      (203.8)
                                                   ------------   ------------   -----------   ------------
Balance, December 31, 1997                              1,776.0        1,209.0         567.0             --

Net income                                                281.7                        281.7
Common stock issued  - 273,872 shares                      12.1           12.1
Cash dividends on common stock ($2.14 per share)         (207.8)                      (207.8)
                                                   ------------   ------------   -----------   ------------
Balance, December 31, 1998                              1,862.0        1,221.1         640.9             --

Net income                                                314.9                        314.9
Foreign currency translation adjustment                     (.4)                                        (.4)
                                                   ------------   ------------   -----------   ------------
     Comprehensive income                                 314.5             --         314.9            (.4)
Common stock issued  - 1,117,263 shares                    46.2           46.2
Cash dividends on common stock ($2.18 per share)         (214.0)                      (214.0)
                                                   ------------   ------------   -----------   ------------
Balance, December 31, 1999                         $    2,008.7   $    1,267.3   $     741.8   $        (.4)
                                                   ============   ============   ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA POWER CORPORATION
Statements of Income
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions)

                                                                   1999             1998               1997
                                                                -----------      -----------        -----------
OPERATING REVENUES:                                             $   2,632.6      $   2,648.2        $   2,448.4
                                                                -----------      -----------        -----------
OPERATING EXPENSES:
Operation:
    Fuel                                                              596.0            595.7              458.1
    Purchased power                                                   414.1            433.8              490.6
    Energy conservation costs                                          81.2             79.6               67.0
    Operation and maintenance                                         466.4            471.6              422.3
    Extended nuclear outage -  O&M and replacement power             --                  5.1              173.3
    costs
    Depreciation and amortization                                     347.5            347.1              325.9
    Taxes other than income taxes                                     203.1            203.6              193.6
    Income taxes                                                      149.1            140.3               69.9
                                                                -----------      -----------        -----------
                                                                    2,257.4          2,276.8            2,200.7
                                                                -----------      -----------        -----------
INCOME FROM OPERATIONS                                                375.2            371.4              247.7
                                                                -----------      -----------        -----------

OTHER INCOME AND DEDUCTIONS:
    Allowance for equity funds used during construction                 3.8              7.5                5.4
    Other income (expense), net                                         8.6             (1.7)              (4.2)
                                                                -----------      -----------        -----------
                                                                       12.4              5.8                1.2
                                                                -----------      -----------        -----------

INTEREST CHARGES:
    Interest on long-term debt                                        105.8            115.6              102.4
    Other interest expense                                             18.2             20.9               14.9
                                                                -----------      -----------        -----------
                                                                      124.0            136.5              117.3

    Allowance for borrowed funds used during construction              (3.4)            (9.4)              (4.3)
                                                                -----------      -----------        -----------
                                                                      120.6            127.1              113.0
                                                                -----------      -----------        -----------
NET INCOME                                                            267.0            250.1              135.9
DIVIDENDS ON PREFERRED STOCK                                            1.5              1.5                1.5
                                                                -----------      -----------        -----------
NET INCOME AFTER DIVIDENDS
  ON PREFERRED STOCK                                            $     265.5      $     248.6        $     134.4
                                                                ===========      ===========        ===========

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Balance Sheets
December 31, 1999 and 1998
(Dollars in millions)

                                                                               1999           1998
                                                                          ------------   -------------
ASSETS

PROPERTY, PLANT AND EQUIPMENT:
   Electric utility plant in service and held for future use              $    6,784.8   $     6,307.8
   Less - Accumulated depreciation                                             2,923.8         2,716.0
          Accumulated decommissioning for nuclear plant                          285.0           254.8
          Accumulated dismantlement for fossil plants                            132.5           130.7
                                                                          ------------   -------------

                                                                               3,443.5         3,206.3
   Construction work in progress                                                 139.7           378.3
   Nuclear fuel, net of amortization of $401.0
     in 1999 and $377.2 in 1998                                                   68.7            45.9
                                                                          ------------   -------------

                                                                               3,651.9         3,630.5

   Other property, net                                                            10.0            11.5
                                                                          ------------   -------------

                                                                               3,661.9         3,642.0
                                                                          ------------   -------------

CURRENT ASSETS:
   Accounts receivable, less allowance for doubtful accounts of $4.0
     in 1999 and $3.8 in 1998                                                    210.8           206.0
   Inventories, primarily at average cost:
     Fuel                                                                         76.4            48.4
     Materials and supplies                                                       90.8            83.3
   Deferred income taxes                                                          41.4            56.0
   Prepayments and other                                                         101.3            69.5
                                                                          ------------   -------------

                                                                                 520.7           463.2
                                                                          ------------   -------------

DEFERRED CHARGES AND OTHER ASSETS:
   Costs deferred pursuant to regulation:
     Deferred purchased power contract termination costs                         297.8           321.0
     Other                                                                        94.0           113.6
   Investments in nuclear plant decommissioning fund                             377.2           332.1
   Other                                                                          50.9            56.2
                                                                          ------------   -------------

                                                                                 819.9           822.9
                                                                          ------------   -------------

                                                                          $    5,002.5   $     4,928.1
                                                                          ============   =============

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Balance Sheets
December 31, 1999 and 1998
(Dollars in millions)

                                                                              1999            1998
                                                                          ------------   -------------
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
   Common stock                                                           $    1,004.4   $     1,004.4
   Retained earnings                                                             880.6           815.7
                                                                          ------------   -------------

                                                                               1,885.0         1,820.1
CUMULATIVE PREFERRED STOCK:
   Without sinking funds                                                          33.5            33.5

LONG-TERM DEBT                                                                 1,478.8         1,555.1
                                                                          ------------   -------------

TOTAL CAPITAL                                                                  3,397.3         3,408.7
                                                                          ------------   -------------

CURRENT LIABILITIES:
   Accounts payable                                                              152.9           154.2
   Accounts payable to associated companies                                       23.1            27.2
   Customers' deposits                                                           105.6           104.1
   Accrued other taxes                                                             5.8             6.3
   Accrued interest                                                               59.6            55.8
   Overrecovered utility fuel costs                                               31.6            22.2
   Other                                                                          79.3            70.6
                                                                          ------------   -------------

                                                                                 457.9           440.4
   Notes payable                                                                 153.1            47.3
   Current portion of long-term debt                                              76.8            91.6
                                                                          ------------   -------------

                                                                                 687.8           579.3
                                                                          ------------   -------------

DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                                         509.9           563.2
   Unamortized investment tax credits                                             69.5            77.2
   Other postretirement benefit costs                                            119.4           112.9
   Other                                                                         218.6           186.8
                                                                          ------------   -------------

                                                                                 917.4           940.1
                                                                          ------------   -------------

                                                                          $    5,002.5   $     4,928.1
                                                                          ============   =============

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Statements of Cash Flows
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions)

                                                                    1999            1998            1997
                                                                ------------    ------------    ------------
OPERATING ACTIVITIES:
   Net income after dividends on preferred stock                $      265.5    $      248.6    $      134.4
   Adjustments for noncash items:
     Depreciation and amortization                                     385.0           382.7           333.8
     Extended nuclear outage - replacement power costs                    --              --            73.3
     Deferred income taxes and investment tax credits, net             (62.2)           36.5           (15.2)
   Changes in working capital:
     Accounts receivable                                                (4.9)           37.9           (69.2)
     Inventories                                                       (35.5)            4.2             6.7
     Overrecovered/underrecovered utility fuel costs                     9.4            51.7           (33.1)
     Accounts payable                                                   (5.4)           11.8            51.7
     Taxes payable                                                       5.3            (4.2)          (26.0)
     Prepayments and other                                             (23.5)          (11.6)           12.3
   Other operating activities                                           41.3            21.4           (35.9)
                                                                ------------    ------------    ------------

                                                                       575.0           779.0           432.8
                                                                ------------    ------------    ------------

INVESTING ACTIVITIES:
   Construction expenditures                                          (357.7)         (310.2)         (387.2)
   Allowance for borrowed funds used during construction                (3.4)           (9.4)           (4.3)
   Cogeneration facility acquisition and
     contract termination costs                                           --                          (445.0)
   Other investing activities                                          (27.5)          (56.8)           (6.0)
                                                                ------------    ------------    ------------

                                                                      (388.6)         (376.4)         (842.5)
                                                                ------------    ------------    ------------

FINANCING ACTIVITIES:
   Issuance of long-term debt                                             --           144.1           447.7
   Repayment of long-term debt                                         (91.6)         (259.3)          (21.3)
   Dividends paid on common stock                                     (200.6)         (154.9)         (192.4)
   Increase (decrease) in short-term debt                              105.8          (132.5)          175.7
                                                                ------------    ------------    ------------

                                                                      (186.4)         (402.6)          409.7
                                                                ------------    ------------    ------------

NET INCREASE IN CASH AND EQUIVALENTS                                      --              --              --
   Beginning cash and equivalents                                         --              --              --
                                                                ------------    ------------    ------------

ENDING CASH AND EQUIVALENTS                                     $         --    $         --    $         --
                                                                ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest (net of amount capitalized)                       $      113.3    $      112.6    $       98.9
     Income taxes (net of refunds)                              $      210.9    $      107.3    $      108.4
   Non-cash investing activities:
     Property dividend to parent                                $         --    $       41.1    $         --

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Statements of Common Equity and Comprehensive Income
For the years ended December 31, 1999, 1998 and 1997
(Dollars in millions)

                                                                                Accumulated
                                                                                   Other
                                                      Common       Retained    Comprehensive
                                         Total         Stock       Earnings        Income
                                       ---------    ----------    ----------   -------------
Balance, December 31, 1996             $ 1,825.5    $  1,004.4    $    821.1   $         --

Net income                                 134.4                       134.4
Dividends paid to parent                  (192.4)                     (192.4)
                                       ---------    ----------    ----------   -------------

Balance, December 31, 1997               1,767.5       1,004.4         763.1             --

Net income                                 248.6                       248.6
Dividends paid to parent                  (196.0)                     (196.0)
                                       ---------    ----------    ----------   -------------

Balance, December 31, 1998               1,820.1       1,004.4         815.7             --

Net income                                 265.5                       265.5
Dividends paid to parent                  (200.6)                     (200.6)
                                       ---------    ----------    ----------   -------------

Balance, December 31, 1999             $ 1,885.0    $  1,004.4    $    880.6   $         --
                                       =========    ==========    ===========  =============

The accompanying notes are an integral part of these financial statements.

FLORIDA PROGRESS CORPORATION AND FLORIDA POWER CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General -- Florida Progress Corporation (the Company) is an exempt holding company under the Public Utility Holding Company Act of 1935. Its two primary subsidiaries are Florida Power Corporation (Florida Power) and Electric Fuels Corporation (Electric Fuels).

Due to the geographical locations of Electric Fuels' Rail Services, Inland Marine Transportation, and non-Florida Power portion of its Energy & Related Services operations, it is necessary to report their results one month in arrears.

The consolidated financial statements include the financial results of the Company and its majority-owned operations. All significant intercompany balances and transactions have been eliminated. Investments in 20% to 50%-owned joint ventures are accounted for using the equity method.

Effective December 31, 1997, the Company deconsolidated the financial statements of Mid-Continent, and the investment in Mid-Continent is accounted for under the cost method.

Certain reclassifications have been made to prior-year amounts to conform to the current year's presentation.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. These estimates involve judgments with respect to various items including future economic factors that are difficult to predict and are beyond the control of the Company. Therefore actual results could differ from these estimates.

Regulation -- Florida Power is regulated by the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission (FERC). The utility follows the accounting practices set forth in Financial Accounting Standard (FAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This standard allows utilities to capitalize or defer certain costs or reduce revenues based on regulatory approval and management's ongoing assessment that it is probable these items will be recovered or refunded through the ratemaking process.

PROPERTY, PLANT AND EQUIPMENT

Electric Utility Plant -- Utility plant is stated at the original cost of construction, which includes payroll and related costs such as taxes, pensions and other fringe benefits, general and administrative costs, and an allowance for funds used during construction. Substantially all of the utility plant is pledged as collateral for Florida Power's first mortgage bonds.

The allowance for funds used during construction represents the estimated cost of equity and debt for utility plant under construction. Florida Power is permitted to earn a return on these costs and recover them in the rates charged for utility services while the plant is in service. The average rate used in computing the allowance for funds was 7.8% for 1999, 1998 and 1997.

The cost of nuclear fuel is amortized to expense based on the quantity of heat produced for the generation of electric energy in relation to the quantity of heat expected to be produced over the life of the nuclear fuel core.

Florida Power's annual provision for depreciation, including a provision for nuclear plant decommissioning costs and fossil plant dismantlement costs, expressed as a percentage of the average balances of depreciable utility plant, was 4.6% for 1999, 4.7% for 1998 and 4.8% for 1997.

The fossil plant dismantlement accrual has been suspended for a period of four years, effective July 1, 1997. (See Note 12 to the Financial Statements - Extended Nuclear Outage.)

Florida Power charges maintenance expense with the cost of repairs and minor renewals of property. The plant accounts are charged with the cost of renewals and replacements of property units. Accumulated depreciation is charged with the cost, less the net salvage, of property units retired.

In compliance with a regulatory order, Florida Power accrues a reserve for maintenance and refueling expenses anticipated to be incurred during scheduled nuclear plant outages.

Other Property -- Other property consists primarily of railcar and recycling equipment, barges, towboats, land, mineral rights and telecommunications equipment.

Depreciation on other property is calculated principally on the straight-line method over the following estimated useful lives:
   Railcar and recycling equipment     3 to 20 years
   Barges and towboats                30 to 35 years
   Telecommunications equipment        5 to 20 years

Electric Fuels owns, in fee, properties that contain estimated proven and probable coal reserves of approximately 185 million tons, and controls, through mineral leases, additional estimated proven and probable coal reserves of approximately 30 million tons. Electric Fuels' reserves were evaluated and summarized by an independent consultant. Depletion is provided on the units-of-production method based upon the estimates of recoverable tons of clean coal.

Utility Revenues, Fuel and Purchased Power Expenses -- Revenues include amounts resulting from fuel, purchased power and energy conservation cost recovery clauses, which generally are designed to permit full recovery of these costs. The adjustment factors are based on projected costs for a 12-month period. The cumulative difference between actual and billed costs is included on the balance sheet as a current regulatory asset or liability. Any difference is billed or refunded to customers during the subsequent period.

In December 1997, Florida Power ended a three-year test period for residential revenue decoupling, which was ordered by the FPSC and began in January 1995. Revenue decoupling eliminated the effect of abnormal weather from revenues and earnings. The regulatory asset at December 31, 1999, is currently being recovered from customers over a period ending in the year 2000, through the energy conservation cost recovery clause as directed by the FPSC decoupling order.

Florida Power accrues the nonfuel portion of base revenues for services rendered but unbilled.

Diversified Revenues -- Revenues are recognized at the time products are shipped or as services are rendered. Leasing activities are accounted for in accordance with FAS No. 13, "Accounting for Leases."

Income Taxes -- Deferred income taxes are provided on all significant temporary differences between the financial and tax basis of assets and liabilities using current tax rates.

Deferred investment tax credits, subject to regulatory accounting practices, are amortized to income over the lives of the related properties.

Accounting for Certain Investments -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Dividend and interest income are recognized when earned.

Acquisitions -- During 1999 and 1998, subsidiaries of Electric Fuels acquired 8 and 13 businesses, respectively, in separate transactions. The cash paid for the 1999 and 1998 acquisitions was $55.9 million and $206.6 million, respectively. The excess of the aggregate purchase price over the fair value of net assets acquired was approximately $24.0 million and $87.8 million in 1999 and 1998, respectively. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the operating results of the acquired businesses have been included in the Company's consolidated financial statements since the date of acquisition. Each of the acquired companies conducted operations similar to those of the subsidiaries and has been integrated into Electric Fuels' operations. The pro forma results of consolidated operations for 1999 and 1998, assuming the 1999 acquisitions were made at the beginning of each year, would not differ significantly from the historical results.

Goodwill -- Goodwill is being amortized on a straight-line basis over the expected periods to be benefited, generally 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Environmental -- The Company accrues environmental remediation liabilities when the criteria of FAS No. 5, "Accounting for Contingencies," have been met. Environmental expenditures are expensed as incurred or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Loss Contingencies -- Liabilities for loss contingencies arising from litigation are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. The amount of the liability recorded includes an estimate of outside legal fees directly associated with the loss contingency.

New Accounting Standards -- In June 1999, the FASB issued FAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS No. 133," which deferred, for one year, the effective date for the implementation of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair values. Florida Progress will be required to adopt this standard for financial statements issued beginning the first quarter of fiscal year 2001. Florida Progress is currently evaluating the effect the standard will have on its financial statements.

NOTE 2:  PROPOSED SHARE EXCHANGE

On August 22, 1999, the Company entered into an Agreement and Plan of Exchange (the Agreement) with Carolina Power & Light Company ("CP&L"), and CP&L Holdings, Inc. (now CP&L Energy Inc. ("CP&L Energy")), a wholly owned subsidiary of CP&L. CP&L is in the process of restructuring whereby CP&L Energy will become the holding company of CP&L. All of the outstanding shares of Florida Progress would be acquired by CP&L Energy in a statutory share exchange. For each share of Florida Progress common stock, the Florida Progress shareholder will elect to receive either $54.00 in cash or shares of CP&L Energy common stock, subject to adjustment. The number of CP&L Energy shares to be exchanged for each Florida Progress share will be between 1.1897 and 1.4543, based on the value of CP&L Energy shares during a 20-day consecutive time period ending with the fifth trading day immediately preceding the share exchange. The total of Florida Progress shareholder elections are subject to the limitation that no more than 65 percent of the shares of Florida Progress stock will be exchanged for cash, and no more than 35 percent of the shares of Florida Progress stock will be exchanged for shares of CP&L Energy stock. The agreement was amended on March 3, 2000 to provide that Florida Progress shareholders would receive one contingent value obligation for each share of Florida Progress common stock they own. Each contingent value obligation will represent the right to receive contingent payments based upon the net after-tax cash flow to CP&L Energy generated by four synthetic fuel plants purchased by subsidiaries of Florida Progress in October 1999.

The transaction has been approved by the Boards of Directors of Florida Progress, CP&L Energy and CP&L. The transaction is expected to close in the fall of 2000, shortly after all the conditions to the Agreement, including the approval of the shareholders of Florida Progress and CP&L, and the approval or regulatory review by certain state and federal government agencies are met. While there are no formal FPSC approvals for this transaction, Florida Progress will continue to work with the state regulators regarding the ongoing jurisdiction over Florida Power. Upon completion of the share exchange, CP&L Energy will be subject to regulation as a holding company registered under the Public Utility Holding Company Act of 1935.

The Boards of Directors of Florida Progress, CP&L Energy and CP&L may terminate the Agreement under certain circumstances, including if the share exchange were not completed on or before December 31, 2000, or by June 30, 2001, if the necessary governmental approvals were not obtained by December 31, 2000, but all other conditions have been or could be satisfied by that time. In the event that Florida Progress or CP&L Energy terminate the Agreement in certain other limited circumstances, Florida Progress would be required to pay a $150 million termination fee, plus up to $25 million in fees and expenses.

In addition, Florida Progress' obligation to complete the share exchange is conditioned upon the average closing price of CP&L Energy common stock for the 20-day trading period ending five trading days before the share exchange, not being less than $30. If the average CP&L Energy stock price is less than $30, Florida Progress is not obligated to complete the share exchange.

Both CP&L Energy and Florida Progress have agreed to certain undertakings and limitations regarding the conduct of their respective businesses prior to the closing of the transaction.

NOTE 3:  FINANCIAL INSTRUMENTS

Estimated fair value amounts have been determined by the Company using available market information. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may be different than the amounts that the Company could realize in a current market exchange.

The Company's exposure to market risk for changes in interest rates relates primarily to the Company's marketable securities, long-term debt obligations and Company-obligated mandatorily redeemable preferred securities.

The Company held only securities classified as available for sale at both December 31, 1999 and 1998. At December 31, 1999 and 1998, the Company had the following financial instruments with estimated fair values and carrying amounts:

                                         1999                 1998
                                  -------------------   -------------------
                                  CARRYING    FAIR      CARRYING    FAIR
(In millions)                      AMOUNT    VALUE       AMOUNT    VALUE
---------------------------------------------------------------------------
ASSETS:
Investments in company-owned
 life insurance                    $   89.8  $   89.8    $   80.4  $   80.4
Nuclear decommissioning fund          377.2     377.2       332.1     332.1
---------------------------------------------------------------------------
CAPITAL AND LIABILITIES:
Company-obligated mandatorily
 redeemable preferred securities   $  300.0  $  249.8    $      -  $      -
Long-term debt:
 Florida Power Corporation          1,555.6   1,512.3     1,646.7   1,740.4
 Progress Capital Holdings            761.7     753.6       749.6     763.9
---------------------------------------------------------------------------

The change in the cash surrender value of the company's investment in company-owned life insurance is reflected in other expense (income) in the accompanying consolidated statements of income. The nuclear decommissioning fund consists primarily of equity securities and municipal, government, corporate, and mortgage-backed debt securities. The debt securities have a weighted average maturity of approximately 10 years. The fund had gross unrealized gains at December 31, 1999 and 1998 of $117.3 million and $97.1 million, respectively. Gross unrealized losses for the same periods were not significant. The proceeds from the sale of securities were $722.2 million, $231.7 million, and $496.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. The cost of securities sold was based on specific identification and resulted in gross realized gains of $7.6 million, $1.5 million, and $1.9 million for the years ended December 31, 1999, 1998, and 1997, respectively. All realized and unrealized gains and losses are reflected as an adjustment to the accumulated provision for nuclear decommissioning.

NOTE 4:  INCOME TAXES

FLORIDA PROGRESS
(In millions)                                     1999      1998     1997
--------------------------------------------------------------------------
Components of income tax expense:
Payable currently:
  Federal                                        $109.6    $ 85.8   $ 86.6
  State                                            20.5      15.3     10.5
--------------------------------------------------------------------------
                                                  130.1     101.1     97.1
--------------------------------------------------------------------------
Deferred, net:
  Federal                                         (28.0)     47.2    (22.4)
  State                                            (2.6)      8.2      (.5)
--------------------------------------------------------------------------

                                             (30.6)     55.4    (22.9)
----------------------------------------------------------------------
Amortization of investment
  tax credits, net                            (7.8)     (7.9)    (7.8)
----------------------------------------------------------------------
                                            $ 91.7    $148.6   $ 66.4
----------------------------------------------------------------------

FLORIDA POWER
(In millions)                                1999      1998     1997
----------------------------------------------------------------------
Components of income tax expense:
Payable currently:
  Federal                                   $185.1    $ 89.2   $73.5
  State                                       28.4      15.3    11.6
----------------------------------------------------------------------
                                             213.5     104.5    85.1
----------------------------------------------------------------------
Deferred, net:
  Federal                                    (49.5)     37.7    (7.6)
  State                                       (4.9)      6.6     0.2
----------------------------------------------------------------------
                                             (54.4)     44.3    (7.4)
----------------------------------------------------------------------
Amortization of investment
  tax credits, net                            (7.8)     (7.9)   (7.8)
----------------------------------------------------------------------
                                            $151.3     140.9   $69.9
----------------------------------------------------------------------

The primary differences between the statutory rates and the effective income tax rates are detailed below:

FLORIDA PROGRESS
                                               1999    1998     1997
----------------------------------------------------------------------
Federal statutory income tax rate              35.0%   35.0%   35.0%
State income tax, net of federal
  income tax benefits                           2.9     3.5     5.4
Amortization of investment tax credits         (1.9)   (1.8)   (6.4)
Synthetic fuel income tax credits              (9.5)    (.6)      -
Other income tax credits                       (1.5)   (1.3)   (2.7)
Provision for loss (benefit) on investment
  in life insurance subsidiary                 (2.7)      -    24.9
Other                                            .3     (.3)   (1.8)
----------------------------------------------------------------------
Effective income tax rates                     22.6%   34.5%   54.4%
----------------------------------------------------------------------

FLORIDA POWER
                                               1999    1998    1997
----------------------------------------------------------------------
Federal statutory income tax rate              35.0%   35.0%   35.0%
State income tax, net of federal
  income tax benefits                           3.7     3.6     3.7
Amortization of investment tax credits         (1.9)   (2.0)   (3.8)
Other                                          (0.5)    (.4)   (0.9)
----------------------------------------------------------------------
                                               36.3%   36.2%   34.0%
----------------------------------------------------------------------

The following summarizes the components of deferred tax liabilities and assets at December 31, 1999 and 1998:

FLORIDA PROGRESS
(In millions)                                  1999    1998
----------------------------------------------------------------------

Deferred tax liabilities:
 Difference in tax basis of property,
  plant and equipment                          $604.9   $621.2
 Investment in partnerships                      25.5     19.2
 Deferred book expenses                          25.0     23.4
 Other                                           21.2     38.1
---------------------------------------------------------------
  Total deferred tax liabilities               $676.6   $701.9
---------------------------------------------------------------
Deferred tax assets:
 Accrued book expenses                          105.9    108.7
 Unbilled revenues                               17.7     17.6
 Other                                           29.0     36.1
---------------------------------------------------------------
  Total deferred tax assets                    $152.6   $162.4
---------------------------------------------------------------

FLORIDA POWER
(In millions)                                  1999    1998
---------------------------------------------------------------
Deferred tax liabilities:
 Difference in tax basis of property,
  plant and equipment                           540.9   $575.1
 Deferred book expenses                          25.0     23.3
 Carrying value of securities over cost          25.9     22.0
 Other                                            7.1     14.3
---------------------------------------------------------------
  Total deferred tax liabilities               $598.9   $634.7
---------------------------------------------------------------
Deferred tax assets:
 Accrued book expenses                           88.9     90.2
 Unbilled revenues                               17.7     17.6
 Other                                           23.7     19.7
---------------------------------------------------------------
  Total deferred tax assets                    $130.3   $127.5
---------------------------------------------------------------

At December 31, 1999 and 1998, Florida Power had net non current deferred tax liabilities of $468.6 million and $563.1 million and net current deferred tax assets of $10.2 million and $55.9 million, respectively. Florida Power expects the results of future operations will generate sufficient taxable income to allow for the utilization of deferred tax assets.

At December 31, 1999 and 1998, Florida Progress had net non current deferred tax liabilities of $565.3 million and $595.4 million and net current deferred tax assets of $41.3 million and $55.9 million, respectively. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to allow for the utilization of deferred tax assets.

NOTE 5:  NUCLEAR OPERATIONS

Florida Power incurred $100 million in additional operation and maintenance expenses in 1997 as a result of Florida Power's Crystal River nuclear plant
(CR3) experiencing an extended outage beginning in September 1996. In January 1998, the NRC granted Florida Power permission to restart the plant. On February 15, 1998, the plant returned to service. With the exception of a planned refueling outage in October 1999, CR3 has produced more than 100% of its rated capacity since its restart in February 1998. (See Note 12 to the Financial Statements.)

Jointly Owned Plant -- In September 1999, Florida Power purchased the City of Tallahassee's 1.33% interest in the Crystal River nuclear plant, which was approved by regulatory authorities. The following information relates to Florida Power's 91.78% proportionate share of the nuclear plant at December 31, 1999, and 90.45% proportionate share at December 31, 1998:

(In millions)                     1999    1998
-----------------------------------------------
Utility plant in service         $773.6  $708.9
Construction work in progress      18.6    44.2
Unamortized nuclear fuel           68.7    45.9
Accumulated depreciation          400.6   368.7
Accumulated decommissioning       285.0   254.8
-----------------------------------------------

Net capital additions for Florida Power were $39.2 million in 1999 and $30.0 million in 1998. Depreciation expense, exclusive of nuclear decommissioning, was $34.3 million in 1999 and $32.8 million in 1998. Each co-owner provides for its own financing of its investment. Florida Power's share of the asset balances and operating costs is included in the appropriate consolidated financial statements. Amounts exclude any allocation of costs related to common facilities.

Decommissioning Costs -- Florida Power's nuclear plant depreciation expenses include a provision for future decommissioning costs, which are recoverable through rates charged to customers. Florida Power is placing amounts collected in an externally managed trust fund. The recovery from customers, plus income earned on the trust fund, is intended to be sufficient to cover Florida Power's share of the future dismantlement, removal and land restoration costs. Florida Power has a license to operate the nuclear unit through December 3, 2016, and contemplates decommissioning beginning at that time.

In November 1995, the FPSC approved the current site-specific study that estimates total future decommissioning costs at approximately $2 billion, which corresponds to $481.2 million in 1999 dollars. Florida Power's share of the total annual decommissioning expense is $21.7 million.

Florida Power is required to file a new site-specific study with the FPSC at least every five years, which will incorporate current cost factors, technology and radiological criteria. In November 1999, the FPSC approved Florida Power's request to defer the filing of its nuclear decommissioning cost study for one year, until December 2000.

Fuel Disposal Costs -- Florida Power has entered into a contract with the U.S. Department of Energy (DOE) for the transportation and disposal of spent nuclear fuel. Disposal costs for nuclear fuel consumed are being collected from customers through the fuel adjustment clause at a rate of $.001 per net nuclear kilowatt-hour sold and are paid to the DOE quarterly. Florida Power currently is storing spent nuclear fuel on-site and has sufficient storage capacity in place for fuel consumed through the year 2011.

NOTE 6:  PREFERRED AND PREFERENCE STOCK AND SHAREHOLDER RIGHTS

The authorized capital stock of the Company includes 10 million shares of preferred stock, without par value, including 2 million shares designated as Series A Junior Participating Preferred Stock. No shares of the Company's preferred stock are issued and outstanding. However, under the Company's Shareholder Rights Agreement, each share of common stock has associated with it approximately two-thirds of one right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment, which is exercisable in the event of certain attempted business combinations. If exercised, the rights would cause substantial dilution of ownership, thus adversely affecting any attempt to acquire the Company on terms not approved by the Company's Board of Directors. The rights have no voting or dividend rights and expire in December 2001, unless redeemed earlier by the Company or terminated pursuant to the CP&L share exchange. In connection with the CP&L share exchange, the Company executed an amendment to the Shareholder Rights Agreement which provides that the Rights will expire immediately prior to the effective time of the exchange, and the exchange will not cause a triggering event or the issuance of any preferred stock.

The authorized capital stock of Florida Power includes three classes of preferred stock: 4 million shares of Cumulative Preferred Stock, $100 par value; 5 million shares of Cumulative Preferred Stock, without par value; and 1 million shares of Preference Stock, $100 par value. No shares of Florida Power's Cumulative Preferred Stock, without par value, or Preference Stock are issued and outstanding.

Cumulative Preferred Stock, $100 par value, for Florida Power is detailed below:

                  Current          Shares           Outstanding at
Dividend        Redemption       Issued and         December 31,
  Rate            Price          Outstanding        1999 & 1998
------------------------------------------------------------------
                                                   (In millions)
  4.00%          $104.25           39,980              $ 4.0
  4.40%          $102.00           75,000                7.5
  4.58%          $101.00           99,990               10.0
  4.60%          $103.25           39,997                4.0
  4.75%          $102.00           80,000                8.0
------------------------------------------------------------------
                                  334,967              $33.5
------------------------------------------------------------------
All Cumulative Preferred Stock series are without sinking funds and are not subject to mandatory redemption.

NOTE 7: COMPANY-OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES (QUIPS) OF A SUBSIDIARY TRUST HOLDING SOLELY FLORIDA PROGRESS GUARANTEED SUBORDINATED DEFERRABLE INTEREST NOTES

In April 1999, FPC Capital I (the Trust), an indirect wholly owned subsidiary of the Company, issued 12 million shares of $25 par cumulative Company-obligated mandatorily redeemable preferred securities ("Preferred Securities") due 2039, with an aggregate liquidation value of $300 million and a quarterly distribution rate of 7.10%. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation (Funding Corp.) all of the common securities of the Trust (371,135 shares), for $9.3 million. Funding Corp. is a direct wholly owned subsidiary of the Company.

The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable Interest Notes ("subordinated notes") due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital Holdings and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

The Company has fully and unconditionally guaranteed the obligations of Funding Corp. under the subordinated notes (the Notes Guarantee). In addition, the Company has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions (Preferred Securities Guarantee). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.

The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

NOTE 8:   DEBT

The Company's long-term debt at December 31, 1999 and 1998 is detailed below:


(In millions)                                                         Interest Rate (a)      1999      1998
--------------------------------------------------------------------------------------------------------------
FLORIDA POWER CORPORATION:
First mortgage bonds, maturing 2003-2023                                    6.94%         $  510.0   $  585.0
Pollution control revenue bonds, maturing 2014-2027                         6.59%            240.9      240.9
Medium-term notes, maturing 2000-2028                                       6.64%            607.9      624.5
Commercial paper, supported by revolver maturing November 30, 2003          5.93%            200.0      200.0
Discount being amortized over term of bonds                                                   (3.2)      (3.7)
--------------------------------------------------------------------------------------------------------------
                                                                                           1,555.6    1,646.7
PROGRESS CAPITAL HOLDINGS:
Medium-term notes, maturing 2000-2008                                       6.63%            444.0      444.0
Commercial paper, supported by revolver maturing November 30, 2003          6.09%            283.5      300.0
Other debt, maturing 2000-2006                                              6.88%             34.2        5.6
--------------------------------------------------------------------------------------------------------------
                                                                                           2,317.3    2,396.3
Less: Current portion of long-term debt                                                      163.2      145.9
--------------------------------------------------------------------------------------------------------------
                                                                                          $2,154.1   $2,250.4
--------------------------------------------------------------------------------------------------------------

(a) Weighted average interest rate at December 31, 1999.

The Company's consolidated subsidiaries have lines of credit totaling $800 million, which are used to support the issuance of commercial paper. The lines of credit were not drawn on as of December 31, 1999. Interest rate options under the lines of credit arrangements vary from subprime or money market rates to the prime rate. Banks providing lines of credit are compensated through fees. Commitment fees on lines of credit vary between .08 and .12 of 1%.

The lines of credit consist of four revolving bank credit facilities, two each for Florida Power and Progress Capital Holdings, Inc. (Progress Capital). The Florida Power facilities consist of $200 million with a 364-day term and $200 million with a remaining four-year term. The Progress Capital facilities consist of $100 million with a 364-day term and $300 million with a remaining four-year term. In 1999, both 364-day facilities were extended to November 2000. Based on the duration of the underlying backup credit facilities, $483.5 million and $500 million of outstanding commercial paper at December 31, 1999 and 1998, respectively, are classified as long-term debt. As of December 31, 1999, Florida Power and Progress Capital had an additional $153.1 million and $0 million, respectively, of outstanding commercial paper classified as short-term debt.

Progress Capital has uncommitted bank bid facilities authorizing it to borrow and re-borrow, and have outstanding at any time, up to $300 million. As of December 31, 1999 and 1998, $0 million and $150 million, respectively, was outstanding under these bid facilities.

Florida Power has a public medium-term note program providing for the issuance of either fixed or floating interest rate notes. These notes may have maturities ranging from nine months to 30 years. A balance of $250 million is available for issuance at December 31, 1999.

In March 1998, Florida Power redeemed all of its $150 million principal amount of first mortgage bonds, 8 5/8% series due November 2021 at a redemption price of 105.17% of the principal amount thereof. Substantially all of this redemption was funded from the net proceeds of $150 million of medium-term notes issued in February 1998, which bear an interest rate of 6 3/4% and mature in February 2028. Florida Power also redeemed, in November 1998, an additional $100 million of first mortgage bonds. The entire $50 million principal amount of the 7 3/8% series was redeemed at a price of 100.93%, and the entire $50 million principal amount of the 7 1/4% series was redeemed at a price of 100.86%. Both issues were due in 2002. The redemption was funded from internally generated funds and commercial paper.

Florida Power has registered $370 million of first mortgage bonds, which are unissued and available for issuance.

Progress Capital has a private medium-term note program providing for the issuance of either fixed or floating interest rate notes, with maturities ranging from nine months to 30 years. A balance of $135 million is available for issuance under this program.

The combined aggregate maturities of long-term debt for 2000 through 2004 are $163.2 million, $185.9 million, $85.3 million, $762.3 million and $71.3 million, respectively.

Florida Progress has unconditionally guaranteed the payment of Progress Capital's debt.

NOTE 9:  STOCK-BASED COMPENSATION

The Company's Long-Term Incentive Plan (LTIP) authorizes the granting of up to 2,250,000 shares of common stock to certain executives in various forms, including stock options, stock appreciation rights, restricted stock and performance shares. A Company subsidiary also grants performance units under a separate LTIP. Currently, only performance shares, performance units and restricted stock have been granted. Upon achievement of certain criteria for a three-year performance cycle, the performance shares or units earned can range from 0% to 300% of the performance shares or units granted plus dividend equivalents, and are payable in the form of shares of common stock of Florida Progress or cash. If certain stock ownership requirements have been met, certain executives are also eligible to receive an additional award of restricted stock, which will only be awarded if the performance shares or units earned are taken in company stock. Restricted stock fully vests 10 years from the date of award, or upon change of control, or retirement after reaching age 62. The Company accounts for its LTIPs in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed under FAS No. 123, "Accounting for Stock Based Compensation." Performance shares, performance units and restricted stock granted with the fair value at the grant date is detailed below:


            Performance        Restricted
 Year   Shares/Units Granted  Stock Granted  Fair value
----------------------------------------------------------------------
1999           124,890           74,192      $8,841,740
1998           139,860                -      $5,375,869
1997           144,126                -      $4,559,258
----------------------------------------------------------------------

Compensation costs for performance shares, performance units and restricted stock have been recognized at the fair market value of the Company's stock and are recognized over the performance cycle. Compensation cost related to the LTIPs for 1999, 1998, and 1997, was $19 million, $9 million, and $4 million, respectively. If the accounting under FAS No. 123 had been utilized, there would not have been any difference in the results of operations or earnings per share.

NOTE 10:  BENEFIT PLANS

Pension Benefits -- The Company and some of its subsidiaries have two noncontributory defined benefit pension plans covering most employees. The Company also has two supplementary defined benefit pension plans that provide benefits to higher-level employees. Effective January 1, 1998, one pension plan was split into two separate plans, one covering eligible bargaining unit employees and the other covering all other eligible employees. Plan assets were allocated to each plan in accordance with applicable law.

Other Postretirement Benefits -- The Company and some of its subsidiaries also provide certain health care and life insurance benefits for retired employees that reach retirement age while working for the Company.

Shown below are the components of the net pension expense and net postretirement benefit expense calculations for 1999, 1998 and 1997:


                                        Pension Benefits        Other Postretirement Benefits
(In millions)                      1999      1998      1997       1999       1998       1997
-------------------------------------------------------------------------------------------------------
Service cost                      $ 22.0    $ 22.3    $ 18.7       $ 3.5      $ 3.5      $ 3.2
Interest cost                       39.4      37.7      34.9        10.4       10.5       10.4
Expected return on plan assets     (78.4)    (68.5)    (58.4)        (.4)       (.3)       (.4)
Net amortization and deferral      (15.1)    (12.5)     (6.5)        3.0        3.2        3.4
-------------------------------------------------------------------------------------------------------
Net cost/(benefit) recognized     $(32.1)   $(21.0)   $(11.3)      $16.5      $16.9      $16.6
-------------------------------------------------------------------------------------------------------

The following weighted average actuarial assumptions at December 31 were used in the calculation of the year-end funded status:

                                        Pension Benefits         Other Postretirement Benefits
                                     1999     1998      1997       1999       1998       1997
-------------------------------------------------------------------------------------------------------
Discount rate                        7.50%     7.00%     7.25%       7.50%      7.00%      7.25%
Expected long-term rate of return    9.00%     9.00%     9.00%       5.00%      5.00%      5.00%

Rate of compensation increase:
  Bargaining unit employees          3.50%     3.50%     4.50%       3.50%      3.50%      4.50%
  Nonbargaining unit employees       4.50%     4.50%     4.50%       4.50%      4.50%      4.50%
  Nonqualified plans                 4.50%     4.00%     4.00%        N/A        N/A        N/A
-------------------------------------------------------------------------------------------------------

The following summarizes the change in the benefit obligation and plan assets for both the pension plan and postretirement benefit plan for 1999 and 1998:

                                                         Pension Benefits        Other Postretirement Benefits
(In millions)                                       1999           1998              1999             1998
--------------------------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year           $  574.2            $ 523.9          $ 161.5         $ 153.2
Service cost                                          22.0               22.3              3.5             3.5
Interest cost                                         39.4               37.7             10.4            10.5
Plan amendment                                         9.5                  -             (2.4)              -
Actuarial (gain)/loss                                (34.9)              16.1            (10.3)            1.2
Benefits paid                                        (28.0)             (25.8)            (8.2)           (6.9)
--------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                    582.2              574.2            154.5           161.5
--------------------------------------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year       885.0              769.0              8.1             6.4
Return on plan assets (net of expenses)              179.9              140.2              (.2)             .4
Employer contributions                                   -                  -              1.3             1.3
Benefits paid                                        (25.9)             (24.2)               -               -
--------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year           1,039.0              885.0              9.2             8.1
--------------------------------------------------------------------------------------------------------------
Funded status                                        456.8              310.8           (145.3)         (153.4)
Unrecognized transition (asset) obligation           (15.5)             (20.5)            45.4            51.4
Unrecognized prior service cost                       12.0               13.3                -               -
Unrecognized net actuarial gain                     (399.2)            (283.5)           (23.2)          (14.1)
--------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                    $   54.1            $  20.1          $(123.1)        $(116.1)
--------------------------------------------------------------------------------------------------------------

Between 1996 and 1999, the Company set assets aside in a rabbi trust for the purpose of providing benefits to the participants in the supplementary defined benefit retirement plans and certain other plans for higher level employees.
The assets of the rabbi trust are not reflected as plan assets because the assets could be subject to creditors' claims. The assets and liabilities of the supplementary defined benefit retirement plans are included in Other Assets and Other Liabilities on the accompanying Consolidated Balance Sheets.

The assumed pre-medicare and post medicare health care cost trend rates for 2000 are 7.67% and 6.42%, respectively. Both rates ultimately decrease to 5.25% in 2005 and thereafter. A one-percentage point increase or decrease in the assumed health care cost trend rate would change the total service and interest cost by approximately $1 million and the postretirement benefit obligation by approximately $12 million.

Due to different retail and wholesale regulatory rate requirements, Florida Power began making quarterly contributions for the postretirement benefit plan in 1995 to an irrevocable external trust fund for wholesale ratemaking, while continuing to accrue post-retirement benefit costs to an unfunded reserve for retail ratemaking.

NOTE 11:  BUSINESS SEGMENTS

The Company's principal business segment is Florida Power, an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in Florida. The other reportable business segments are Electric Fuels' Energy & Related Services, Rail Services and Inland Marine Transportation units. Energy & Related Services includes coal and synthetic fuel operations, natural gas production and sales, river terminal services and off-shore marine transportation. Rail Services' operations include railcar repair, rail parts reconditioning and sales, railcar leasing and sales, providing rail and track material, and scrap metal recycling. Inland Marine provides transportation of coal, agricultural and other dry-bulk commodities as well as fleet management services. The other category consists primarily of the Company's investment in FPC Capital Trust, which holds the Preferred Securities, Progress Telecommunications Corp., the Company's telecommunications subsidiary, and the parent holding company, Florida Progress Corporation, which allocates a portion of its operating expenses to business segments.

The Company's business segment information for 1999, 1998 and 1997 is summarized below. The Company's significant operations are geographically located in the United States with limited operations in Mexico and Canada. The Company's segments are based on differences in products and services, and therefore no additional disclosures are presented. Intersegment sales and transfers consist primarily of coal sales from Electric Fuels to Florida Power. The price Electric Fuels charges Florida Power is based on market rates for coal procurement and for water-borne transportation under a methodology approved by the FPSC. Rail transportation is also based on market rates plus a return allowed by the FPSC on equity utilized in transporting coal to Florida Power. The allowed rate of return is currently 12%. No single customer accounted for 10% or more of unaffiliated revenues.


                                           Energy &                 Inland
                                            Related     Rail        Marine
         (In millions)           Utility   Services   Services  Transportation   Other    Eliminations
                              Consolidated
---------------------------------------------------------------------------------------------------------------------
1999
Revenues                         $2,632.6    $180.3     $880.2       $141.0     $   6.4        $   4.6       $3,845.1
Intersegment revenues                   -     262.9        1.5         14.5        (8.9)        (270.0)             -
Depreciation and amortization       385.0      21.1       27.5          5.5         7.1              -          446.2
Interest expense                    124.0       6.9       32.3           .6        26.6          (16.8)         173.6
Income tax expense/(benefit)        151.3     (39.2)      16.6          6.8       (43.3)           (.5)          91.7
Segment net income (loss)           265.5      38.9       21.3         10.7       (20.7)           (.8)         314.9
Total assets                      5,002.5     390.5      815.0        106.5       720.1         (506.4)       6,528.2
Property additions                  362.5      39.5       61.8         61.4        48.8              -          574.0
---------------------------------------------------------------------------------------------------------------------
1998
Revenues                         $2,648.2    $173.8     $658.5       $124.6     $  10.9        $   4.3       $3,620.3
Intersegment revenues                   -     273.9        1.3         14.0           -         (289.2)             -
Depreciation and amortization       382.7      14.4       19.4          4.5         3.6              -          424.6
Interest expense                    136.5       5.8       21.3          4.4        20.8           (1.7)         187.1
Income tax expense/(benefit)        141.0       6.3       12.3          6.3       (17.3)             -          148.6
Segment net income (loss)           248.6      20.4       15.9         10.3       (13.5)             -          281.7
Total assets                      4,928.1     316.5      680.0         99.5       334.0         (197.3)       6,160.8
Property additions                  326.0      32.0       91.0         93.6          .7              -          543.3
---------------------------------------------------------------------------------------------------------------------
1997
Revenues                         $2,448.4    $165.6     $477.1       $105.5     $ 115.7        $   4.1       $3,316.4
Intersegment revenues                   -     286.0        1.3         14.2           -         (301.5)             -
Depreciation and amortization       333.8      11.7       11.2          4.3         3.2              -          364.2
Interest expense                    117.3       6.5       13.9          2.5        19.1            (.6)         158.7
Income tax expense/(benefit)         69.9       8.4        9.8          3.3       (25.0)             -           66.4
Segment net income (loss)           134.4      16.8       13.3          5.9      (116.1)             -           54.3
Total assets                      4,900.8     299.2      385.3        138.9       210.4         (174.6)       5,760.0
Property additions                  395.0      16.8       41.6         59.0         1.2              -          513.6
---------------------------------------------------------------------------------------------------------------------

NOTE 12:  REGULATORY MATTERS

Rates -- Florida Power's retail rates are set by the FPSC, while its wholesale rates are governed by the FERC. Florida Power's last general retail rate case was approved in 1992 and allowed a 12% regulatory return on equity with an allowed range between 11% and 13%.

Regulatory Assets and Liabilities -- Florida Power has total regulatory assets (liabilities) at December 31, 1999 and 1998 as detailed below:


 (In millions)                                 1999     1998
-----------------------------------------------------------------
Deferred purchased power
   contract termination costs                 $297.8   $321.0
Replacement fuel (extended nuclear outage)      23.6     39.3
Overrecovered utility fuel costs               (31.6)   (22.2)

Unamortized loss on reacquired debt             23.3     25.2
Other regulatory assets/(liabilities), net     (14.4)     7.8
----------------------------------------------------------------
Net regulatory assets                         $298.7   $371.1
----------------------------------------------------------------

The utility expects to fully recover these assets and refund the liabilities through customer rates under current regulatory practice.

If Florida Power no longer applied FAS No. 71 due to competition, regulatory changes or other reasons, the utility would make certain adjustments. These adjustments could include the write-off of all or a portion of its regulatory assets and liabilities, the evaluation of utility plant, contracts and commitments and the recognition, if necessary, of any losses to reflect market conditions.

Tiger Bay Buy-Out -- In 1997, Florida Power bought out the Tiger Bay purchased power contracts for $370 million and acquired the cogeneration facility for $75 million, for a total of $445 million. Of the $370 million of contract termination costs, $350 million was recorded as a regulatory asset and the remaining $20 million was written off. Florida Power recorded $75 million as electric plant.

The regulatory asset is being recovered pursuant to an agreement between Florida Power and several intervening parties, which was approved by the FPSC in June 1997. The amortization of the regulatory asset is calculated using revenues collected under the fuel adjustment clause as if the purchased power agreements related to the facility were still in effect, less the actual fuel costs and the related debt interest expense. This will continue until the regulatory asset is fully amortized. Florida Power has the option to accelerate the amortization. Approximately $23 million and $27.2 million of amortization expense was recorded in 1999 and 1998, respectively.

In November 1999, Florida Power received approval from the FPSC to defer nonfuel revenues towards the development of a plan that would allow customers to realize the benefits earlier than if they are used to accelerate the amortization of the Tiger Bay regulatory asset. The request would require a plan to be submitted to the FPSC by August 1, 2000. If the plan is not filed by August 1, 2000, or filed but not approved by the FPSC, Florida Power would apply the deferred revenues of $44.4 million, plus accrued interest, to accelerate the amortization of the Tiger Bay regulatory asset.

A similar plan was approved by the FPSC in December 1998. Florida Power was unable to identify any rate initiatives that might allow its ratepayers to receive these benefits sooner and, in June 1999, recognized $10.1 million of revenue and recorded $10.1 million, plus interest, of amortization against the Tiger Bay regulatory asset.

Extended Nuclear Outage -- In June 1997, a settlement agreement between Florida Power and all parties who intervened in Florida Power's request to recover replacement fuel and purchased power costs resulting from the extended outage of its nuclear plant was approved by the FPSC. The plant was kept off-line in October 1996 to address certain design issues related to its safety systems. In late January 1998, Florida Power notified the NRC that it had completed all of the requirements and was subsequently granted permission to restart the plant. The plant returned to service in February 1998.

Florida Power incurred approximately $5 million in 1998 and $174 million in 1997 in total system replacement power costs. In accordance with the settlement agreement, Florida Power recorded a charge of approximately $5 million in 1998 and $73 million in 1997 for retail replacement power costs incurred that will not be recovered through its fuel cost recovery clause. Florida Power recovered approximately $38 million through its fuel cost recovery clause. Approximately $63 million of replacement power costs were recorded as a regulatory asset in 1997. The regulatory asset is being amortized for a period of up to four years. The amortization is being recovered by the suspension of fossil plant dismantlement accruals during the amortization period.

The parties to the settlement agreement agreed not to seek or support any increase or reduction in Florida Power's base rates or the authorized range of its return on equity during the four-year amortization period. The settlement agreement also provided that for purposes of monitoring Florida Power's future earnings, the FPSC will exclude the nuclear outage costs when assessing Florida Power's regulatory return on equity. The agreement resolved all present and future disputed issues between the parties regarding the extended outage of the nuclear plant.

NOTE 13:  COMMITMENTS AND CONTINGENCIES

Fuel, Coal and Purchased Power Commitments -- Florida Power has entered into various long-term contracts to provide the fossil and nuclear fuel requirements of its generating plants and to reserve pipeline capacity for natural gas. In most cases, such contracts contain provisions for price escalation, minimum purchase levels and other financial commitments. Estimated annual payments, based on current market prices, for Florida Power's firm commitments for fuel purchases and transportation costs, excluding delivered coal and purchased power, are $63 million, $70 million, $60 million, $63 million and $64 million for 2000 through 2004, respectively, and $605 million in total thereafter. Additional commitments will be required in the future to supply Florida Power's fuel needs.

Electric Fuels has two coal supply contracts with Florida Power, the provisions of which require Florida Power to buy and Electric Fuels to supply substantially all of the coal requirements of four of Florida Power's power plants, two through 2002 and two through 2004. In connection with these contracts, Electric Fuels has entered into several contracts with outside parties for the purchase of coal. The annual obligations for coal purchases and transportation under these contracts are $75.8 million, $52.5 million and $26.5 million for 2000 through 2002, respectively, with no further obligations thereafter. The total cost incurred for these commitments was $125.3 million in 1999, $117.7 million in 1998 and $156.8 million in 1997.

Florida Power has long-term contracts for about 460 megawatts of purchased power with other utilities, including a contract with The Southern Company for approximately 400 megawatts of purchased power annually through 2010. This represents less than 5% of Florida Power's total current system capacity. Florida Power has an option to lower these Southern purchases to approximately 200 megawatts annually with a three-year notice. The purchased power from Southern is supplied by generating units with a capacity of approximately 3,500 megawatts and is guaranteed by Southern's entire system, totaling more than 30,000 megawatts.

As of December 31, 1999, Florida Power has ongoing purchased power contracts with certain qualifying facilities for 871 megawatts of capacity with expiration dates ranging from 2002 to 2025. The purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts. Capacity payments are subject to the qualifying facilities meeting certain contract performance obligations. In most cases, these contracts account for 100% of the generating capacity of each of the facilities. Of the 871 megawatts under contract, 831 megawatts currently are available to Florida Power. All commitments have been approved by the FPSC.

The FPSC allows the capacity payments to be recovered through a capacity cost recovery clause, which is similar to, and works in conjunction with, energy payments recovered through the fuel cost recovery clause.

Florida Power incurred purchased power capacity costs totaling $240.6 million in 1999, $260.1 million in 1998 and $292.3 million in 1997. The following table shows minimum expected future capacity payments for purchased power commitments. Because the purchased power commitments have relatively long durations, the total present value of these payments using a 10% discount rate also is presented.


                                            Purchased Power Capacity Payments
                                            ---------------------------------
(In millions)                           Utilities    Cogenerators   Total
--------------------------------------------------------------------------------
2000                                     $ 54         $  224         $  278
2001                                       53            230            283
2002                                       53            236            289
2003                                       29            244            273
2004                                       29            255            284
2005-2025                                 159          5,300          5,459
--------------------------------------------------------------------------------
Total                                    $377         $6,489         $6,866
--------------------------------------------------------------------------------
Total net present value                                              $2,556
--------------------------------------------------------------------------------

Leases -- Electric Fuels has several noncancelable operating leases, primarily for transportation equipment, with varying terms extending to 2015, and generally require Electric Fuels to pay all executory costs such as maintenance and insurance. Some rental payments include minimum rentals plus contingent rentals based on mileage. Contingent rentals were not significant. The minimum future lease payments under noncancelable operating leases, with initial terms in excess of one year, including the synthetic lease described below, are $65.8 million, $59.8 million, $50.8 million, $48.5 million and $46.1 million for 2000 through 2004, respectively, with a $528.4 million total obligation thereafter. The total costs incurred under these commitments were $51.1 million, $30.9 million and $34.8 million during 1999, 1998 and 1997, respectively.

On August 6, 1998, MEMCO Barge Line, Inc. (MEMCO), a wholly owned subsidiary of Electric Fuels, entered into a synthetic lease financing, accomplished via a sale and leaseback, for an aggregate of approximately $175 million in inland river barges and $25 million in towboats (vessels). MEMCO sold and leased back $153 million of vessels as of December 31, 1998, and the remaining $47 million of vessels in May 1999. The lease (charter) is an operating lease for financial reporting purposes and a secured financing for tax purposes.

The term of the noncancelable charter expires on December 30, 2012, and provides MEMCO one 18-month renewal option on the same terms and conditions. MEMCO is responsible for all executory costs, including insurance, maintenance and taxes, in addition to the charter payments. MEMCO has options to purchase the vessels throughout the term of the charter, as well as an option to purchase at the termination of the charter. Assuming MEMCO exercises no purchase options during the term of the charter, the purchase price for all vessels totals to $141.8 million at June 30, 2014. In the event that MEMCO does not exercise its purchase option for all vessels, it will be obligated to remarket the vessels and, at the expiration of the charter, pay a maximum residual guarantee amount of $89.3 million.

The minimum future charter payments as of December 31, 1999, are $15.3 million, $15.4 million, $15.4 million, $15.8 million and $15.8 million for 2000 through 2004 and $156.4 million thereafter (excluding the purchase option payment). All MEMCO payment obligations under the transaction documents are unconditionally guaranteed by Progress Capital; those obligations are guaranteed by Florida Progress.

Construction Program -- Substantial commitments have been made in connection with the Company's construction program. For the year 2000, Florida Power has projected annual construction expenditures of $291 million, primarily for electric plant. In 2000, Electric Fuels capital expenditures are expected to be approximately $84 million, which represents additional investment in the Rail Services, Inland Marine and Energy & Related Services units. For the year 2000, Progress Telecom has projected annual capital expenditures of $35 million primarily for expansion of the current fiber optic network.

Insurance -- Florida Progress and its subsidiaries utilize various risk management techniques to protect certain assets from risk of loss, including the purchase of insurance. Risk avoidance, risk transfer and self-insurance techniques are utilized depending on the Company's ability to assume risk, the relative cost and availability of methods for transferring risk to third parties, and the requirements of applicable regulatory bodies.

Florida Power self-insures its transmission and distribution lines against loss due to storm damage and other natural disasters. Pursuant to a regulatory order, Florida Power is accruing $6 million annually to a storm damage reserve and may defer any losses in excess of the reserve. The reserve balance at December 31, 1999 and 1998 was $25.6 million and $24.1 million, respectively.

Under the provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, Florida Power, as an owner of a nuclear plant, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. If total third-party claims relating to a single nuclear incident exceed $200 million (the amount of currently available commercial liability insurance), Florida Power could be assessed up to $88.1 million per incident, with a maximum assessment of $10 million per year.

Florida Power also maintains nuclear property damage insurance and decontamination and decommissioning liability insurance. Effective October 1, 1999, the total limit purchased for this type of insurance was reduced from $2.1 billion to $1.6 billion. The reduction was based on a review of the potential property damage exposure, the legal minimum required to be carried, and the amount of insurance being purchased by other owners of single unit nuclear sites. The first $500 million layer of insurance is purchased in the commercial insurance market with the remaining excess coverage purchased from Nuclear Electric Insurance Ltd. (NEIL). Florida Power is self-insured for any losses that are in excess of this coverage. Under the terms of the NEIL policy, Florida Power could be assessed up to a maximum of $5.3 million in any policy year if losses in excess of NEIL's available surplus are incurred.

Florida Power has never been assessed under these nuclear indemnities or insurance policies.

Contaminated Site Cleanup -- The Company is subject to regulation with respect to the environmental impact of its operations. The Company's disposal of hazardous waste through third-party vendors can result in costs to clean up facilities found to be contaminated. Federal and state statutes authorize governmental agencies to compel responsible parties to pay for cleanup of these hazardous waste sites.

Florida Power and former subsidiaries of the Company, whose properties were sold in prior years, have been identified by the U.S. Environmental Protection Agency
(EPA) as Potentially Responsible Parties (PRPs) at certain sites. Liability for the cleanup of costs at these sites is joint and several.

One of the sites that Florida Power previously owned and operated is located in Sanford, Florida. There are five parties, including Florida Power, that have been identified as PRPs at the Sanford site. A Participation Agreement was signed among the PRPs of the Sanford site to allocate $1.5 million to perform a Remedial Investigation, Baseline Risk Assessment and Feasibility Study ("RI/FS"). Florida Power is liable for approximately 40% of the costs for the RI/FS as agreed to in this Participation Agreement. In July 1999, the initial draft of the RI/FS was submitted to EPA. Discussions with EPA regarding future remedial action should commence in the first quarter 2000.

The PRP group is expected to negotiate a second Participation Agreement that will define and allocate Remedial Design and Remedial Action costs among the participants for Phase I of three potential phases of cleanup. Cleanup will be addressed in phases for project management purposes. Florida Power's future cost share allocation is expected to be identified by the second quarter 2000. The discussions and resolution of liability for cleanup costs could cause Florida Power to increase the estimate of its liability for those costs. Although estimates of any additional costs are not currently available, the outcome is not expected to have a material effect on Florida Progress' consolidated financial position, results of operations or liquidity.

In December 1998, the EPA conducted an Expanded Site Inspection (ESI) at a former Florida Power plant site near Inglis, Florida. Soil and groundwater samples were obtained from the Florida Power property, as well as sediment samples from the adjacent Withlacoochee River. A final copy of the report, along with a Request for Information under CERCLA was received in December 1999. Upon review of the Company's reply, EPA's conclusions may change the current hazard ranking and ultimately result in the Inglis site being placed on the National Priorities List (NPL). If this property were placed on the NPL, then EPA might conduct remediation actions at the site and seek repayment of those costs as well as investigative costs from any PRPs. Past costs currently exceed $3.5 million with FPC identified as the only major viable business associated with this site.

In addition to these designated sites, there are other sites where Florida Progress may be responsible for additional environmental cleanup. Florida Progress estimates that its share of liability for cleaning up all designated sites ranges from $9.0 million to $13.0 million. It has accrued $9.0 million against these potential costs. There can be no assurance that the Company's estimates will not change in the future.

LEGAL MATTERS

Age Discrimination Suit -- Florida Power and Florida Progress have been named defendants in an age discrimination lawsuit. The number of plaintiffs remains at 116, but four of those plaintiffs have had their federal claims dismissed and 74 others have had their state age claims dismissed. While no dollar amount was requested, each plaintiff seeks back pay, reinstatement or front pay through their projected dates of normal retirement, costs and attorneys' fees. In October 1996, the federal Court approved an agreement between the parties to provisionally certify this case as a class action suit under the Age Discrimination in Employment Act. Florida Power filed a motion to decertify the class and in August 1999, the Court granted Florida Power's motion. In October 1999, the judge certified the question of whether the case should be tried as a class action to the Eleventh Circuit Court of Appeals for immediate appellate review. In December 1999, the Court of Appeals agreed to review the judge's order decertifying the class.

In December 1998, during mediation in this age discrimination suit, plaintiffs alleged damages of $100 million. Company management, while not believing plaintiffs' claim to have merit, offered $5 million in an attempted settlement of all claims. Plaintiffs rejected that offer. Florida Power and the plaintiffs engaged in informal settlement discussions, which were terminated on December 22, 1998. As a result of the plaintiffs' claims, management has identified a probable range of $5 million to $100 million with no amount within that range a better estimate of probable loss than any other amount; accordingly, Florida Power has accrued $5 million. In December 1999, Florida Power also recorded an accrual of $4.8 million for legal fees associated with defending its position in these proceedings. There can be no assurance that this litigation will be settled, or if settled, that the settlement will not exceed $5 million. Additionally, the ultimate outcome, if litigated, cannot presently be determined.

Advanced Separation Technologies (AST) -- In 1996, Florida Progress sold its 80% interest in AST to Calgon Carbon Corporation (Calgon) for net proceeds of $56 million in cash. In January 1998, Calgon filed a lawsuit against Florida Progress and the other selling shareholder and amended it in April 1998, alleging misstatement of AST's 1996 revenues, assets and liabilities, seeking damages and granting Calgon the right to rescind the sale. The lawsuit also accused the sellers of failing to disclose flaws in AST's manufacturing process and a lack of quality control. Florida Progress believes that the aggregate total of all legitimate warranty claims by customers of Advanced Separation Technologies for which it is probable that Florida Progress will be responsible under the Stock Purchase Agreement with Calgon is approximately $3.2 million, and accordingly, accrued $3.2 million in the third quarter of 1999 as an estimate of probable loss.

Qualifying Facilities Contracts -- Florida Power's purchased power contracts with qualifying facilities employ separate pricing methodologies for capacity payments and energy payments. Florida Power has interpreted the pricing provision in these contracts to allow it to pay an as-available energy price rather than a higher firm energy price when the avoided unit upon which the applicable contract is based would not have been operated.

The owners of four qualifying facilities filed suits against Florida Power in state court over the contract payment terms, and one owner also filed suit in federal court. Two of the state court suits have been settled, and the federal case was dismissed, although the plaintiff has appealed. Of the two remaining state court suits, the trial regarding NCP Lake Power ("Lake") concluded in December 1998. In April 1999, the judge entered an order granting Lake's breach of contract claim and ruled that Lake is entitled to receive "firm" energy payments during on-peak hours, but for all other hours, Lake is entitled to the "as-available" rate. The Court also ruled that for purposes of calculating damages, the breach of contract occurred at the inception of the contract. In August 1999, a Final Judgment was entered for Lake for approximately $4.5 million and Lake filed a Notice of Appeal. In September 1999, Florida Power filed a notice of cross appeal. Also in this case, in April 1998, Florida Power filed a petition with the FPSC for a Declaratory Statement that the contract between the parties limits energy payments thereunder to the avoided costs based upon an analysis of a hypothetical unit having the characteristics specified in the contract. In October 1998, the FPSC denied the petition, but Florida Power appealed to the Florida Supreme Court.

In the other remaining suit regarding Dade County, in May 1999, the parties reached an agreement in principle to settle their dispute in its entirety, including all of the ongoing litigation, except the Florida Supreme Court appeal of an FPSC ruling that is similar to the appeal of the FPSC decision in the Lake case. The settlement agreement was approved by the Dade County Commission in December 1999, but is subject to approval by the FPSC.

Management does not expect that the results of these legal actions will have a material impact on Florida Power's financial position, operations or liquidity. Florida Power anticipates that all fuel and capacity expenses, including any settlement amounts incurred as a result of the matters discussed above, will be recovered from its customers.

Mid-Continent Life Insurance Company (Mid-Continent) -- As discussed below, a series of events in 1997 significantly jeopardized the ability of Mid-Continent to implement a plan to eliminate a projected reserve deficiency, resulting in the impairment of Florida Progress' investment in Mid-Continent. Therefore, Florida Progress recorded a provision for loss on investment of $86.9 million in 1997. Florida

Progress also recorded an accrual at December 31, 1997, for legal fees associated with defending its position in current Mid-Continent legal proceedings.

In the spring of 1997, the Oklahoma State Insurance Commissioner ("Commissioner") received court approval to seize control as receiver of the operations of Mid-Continent. The Commissioner had alleged that Mid-Continent's reserves were understated by more than $125 million, thus causing Mid-Continent to be statutorily impaired. The Commissioner further alleged that Mid-Continent had violated Oklahoma law relating to deceptive trade practices in connection with the sale of its "Extra Life" insurance policies and was not entitled to raise premiums, a key element of Mid-Continent's plan to address the projected reserve deficiency. While sustaining the receivership, the court also ruled that premiums could be raised. Although both sides appealed the decision to the Oklahoma Supreme Court, those appeals were withdrawn in early 1999.

In December 1997, the receiver filed a lawsuit against Florida Progress, certain of its directors and officers, and certain former Mid-Continent officers, making a number of allegations and seeking access to Florida Progress' assets to satisfy policyholder and creditor claims. In April 1998, the court granted motions to dismiss the individual defendants, leaving Florida Progress as the sole remaining defendant in the lawsuit.

A new Commissioner was elected in November 1998 and has stated his intention to work with Florida Progress and others to develop a plan to rehabilitate Mid-Continent rather than pursue litigation against Florida Progress. Based on data through December 31, 1998, Florida Progress' actuarial estimate of the additional assets necessary to fund the reserve, after applying Mid-Continent's statutory surplus is in the range of $100 million. The amount put forth by the actuary hired by the former Commissioner was in the range of $350 million. Florida Progress believes that any estimate of the projected reserve deficiency would affect only the assets of Mid-Continent, because Florida Progress has legal defenses to any claims asserted against it. Florida Progress is working with the new Commissioner to develop a viable plan to rehabilitate Mid-Continent, which would include the sale of that company. An order agreed upon by both sides soliciting proposals for a plan of rehabilitation was filed on March 18, 1999. Proposals from a variety of parties were received and opened in June 1999.

In October 1999, the new Commissioner signed a Letter of Intent, subject to approval by the Oklahoma District Court, with Iowa-based Life Investors Insurance Company of America, a wholly owned subsidiary of AEGON USA, Inc., concerning the assumption of all policies of Mid-Continent. In a letter of intent in connection with the proposed plan of rehabilitation, Florida Progress agreed to assign all of Mid-Continent's stock to the receiver, and contribute $10 million to help offset future premium rate increases or coverage reductions, provided that, among other things, Florida Progress receives a full release from liability, and the receiver's action against Florida Progress is dismissed, with prejudice. The $10 million was proposed to be held in escrow by the Commissioner for a period of 10 years and invested for the benefit of the policyholders. Any proposed premium increases would have been offset by this fund until it was exhausted. The Mid-Continent plan was originally scheduled to be considered by the Oklahoma County District Court in December 1999, but the Court postponed its consideration and ruled that any party who wishes to submit an alternative proposal must identify itself to the Commissioner and the Court no later than December 31, 1999. Four proposers have so identified themselves.

Florida Progress now believes that as part of any plan of rehabilitation, the Company will be required to contribute the aforementioned $10 million regardless of which party ultimately assumes the policies of Mid-Continent. Accordingly, Florida Progress accrued an additional provision for loss of $10 million in December 1999. The loss was more than offset by the recognition of tax benefits of approximately $11 million, related to the excess of the tax basis over the current book value of the investment in Mid-Continent, and thus, did not have a material impact on Florida Progress' consolidated financial position, operations, or liquidity. This benefit had not been recorded earlier due to uncertainties associated with the timing of the tax deduction.

In January 1999, five Mid-Continent policyholders filed a purported class action against Mid-Continent and the same defendants named in the case filed by the former Commissioner. The complaint contains substantially the same factual allegations as those made by the former Commissioner. The suit asserts "Extra Life" policyholders have been injured as a result of representations made in connection with the sale of that policy. The suit seeks actual and punitive damages. The defendants' motions to dismiss were granted in June, and again in October 1999. A hearing was held in January 2000 on the issue of whether the dismissal was with or without prejudice. At that hearing, the Court ruled that the dismissal was without prejudice and granted the policyholders leave to amend their complaint once again.

Although Florida Progress hopes to complete the negotiated resolution of these matters involving Mid-Continent, it will continue to vigorously defend itself against the two lawsuits, if that is required. Although there can be no assurance as to the outcome of the two lawsuits, Florida Progress believes they are without merit and that their outcomes would not have a material adverse effect on Florida Progress' consolidated financial position, results of operations or liquidity.

Share Exchange Litigation -- In August 1999, Florida Progress announced that it entered into an Agreement and Plan of Exchange with Carolina Power & Light Company (CP&L), and CP&L Energy, Inc., a wholly owned subsidiary of CP&L. (See
Note 2 to the Financial Statements.) A lawsuit was filed in September 1999, against Florida Progress and its directors seeking class action status, an unspecified amount of damages and injunctive relief, including a declaration that the agreement and plan of exchange was entered into in breach of the fiduciary duties of the Florida Progress board of directors, and enjoining Florida Progress from proceeding with the share exchange. The complaint also seeks an award of costs and attorney's fees. Florida Progress believes this suit is without merit, and intends to vigorously defend itself against this action. Accordingly, no provision for loss has been recorded pertaining to this matter.

Easement Litigation -- In December 1998, Florida Power was served with this class action lawsuit seeking damages, declaratory and injunctive relief for the alleged improper use of electric transmission easements. The plaintiffs contend that the licensing of fiber optic telecommunications lines to third parties or telecommunications companies for other than Florida Power's internal use along the electric transmission line right-of-way exceeds the authority granted in the easements. In June 1999, plaintiffs amended their complaint to add Progress Telecommunications Corporation as a defendant and add counts for unjust enrichment and constructive trust. In January 2000, the court conditionally certified the class statewide. Management does not expect that the results of these legal actions will have a material impact on Florida Progress' financial position, operations or liquidity. Accordingly, no provision for loss has been recorded pertaining to this matter.

Other Legal Matters -- The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the Company's consolidated financial position, results of operations or liquidity.

                                                                     Schedule II
                         FLORIDA PROGRESS CORPORATION
                       Valuation and Qualifying Accounts
             For the Years Ended December 31, 1999, 1998, and 1997
                                 (In millions)


                                                     Balance at     Additions                                 Balance at
                                                     Beginning     Charged to                      Other        End of
                       Description                   of Period       Expense      Deductions     Add (Ded)      Period
------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1999

  Nuclear Refueling Outage Reserve                     $ 19.9         $ 1.4         $20.8          $    --       $ 0.5
                                                     ==========    ==========     ==========     ==========   ==========

  Provision for loss on coal properties                $  6.6         $  --         $  --          $  (1.3)      $ 5.3
                                                     ==========    ==========     ==========     ==========   ==========

FOR THE YEAR ENDED DECEMBER 31, 1998

  Nuclear Refueling Outage Reserve                     $ 22.2         $  --         $ 2.3          $    --       $19.9
                                                     ==========    ==========     ==========     ==========   ==========

  Provision for loss on coal properties                $ 12.8         $  --         $  --          $  (6.2)      $ 6.6
                                                     ==========    ==========     ==========     ==========   ==========

FOR THE YEAR ENDED DECEMBER 31, 1997

  Nuclear Refueling Outage Reserve                     $  8.7         $14.0         $ 0.5          $    --       $22.2
                                                     ==========    ==========     ==========     ==========   ==========

  Insurance policy benefit reserves (A)                $325.3         $52.7         $  --          $(378.0)      $  --
                                                     ==========    ==========     ==========     ==========   ==========

  Provision for loss on coal properties                $ 40.9         $  --         $  --          $ (28.1)      $12.8
                                                     ==========    ==========     ==========     ==========   ==========

(A) Effective December 31, 1997, Florida Progress deconsolidated the financial statements of Mid-Continent Life in its consolidated financial statements. Florida Progress' investment from Mid-Continent is accounted for under the cost method.

                                                                     Schedule II
                           FLORIDA POWER CORPORATION
                       Valuation and Qualifying Accounts
             For the Years Ended December 31, 1999, 1998, and 1997
                                 (In millions)


                                                     Balance at     Additions                    Balance at
                                                     Beginning     Charged to     Deductions       End of
                       Description                   of Period       Expense      (See Note)       Period
-----------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1999

 1999 Nuclear Refueling Outage Reserve (#11)           $19.9          $ 0.6         $20.8          $(0.3)
 2001 Nuclear Refueling Outage Reserve (#12)              --            0.8            --            0.8
                                                     ----------    ----------     ----------     ---------
                                                       $19.9          $ 1.4         $20.8          $ 0.5
                                                     ==========    ==========     ==========     =========

FOR THE YEAR ENDED DECEMBER 31, 1998

 1999 Nuclear Refueling Outage Revenue (#11)           $22.2          $  --         $ 2.3          $19.9
                                                     ----------    ----------     ----------     ---------

                                                       $22.2          $  --         $ 2.3          $19.9
                                                     ==========    ==========     ==========     =========

FOR THE YEAR ENDED DECEMBER 31, 1997

 1996 Nuclear Refueling Outage Reserve (#10)           $ 0.5          $  --         $ 0.5          $  --
 1999 Nuclear Refueling Outage Reserve (#11)             8.2           14.0            --           22.2
                                                     ----------    ----------     ----------     ---------

                                                       $ 8.7          $14.0         $ 0.5          $22.2
                                                     ==========    ==========     ==========     =========

Note: Deductions are payments of actual expenditures related to the outage.